Exhibit 99.1

JAMES MOCK JOINS MODERNA AS CHIEF FINANCIAL OFFICER

CAMBRIDGE, MA / ACCESSWIRE / August 17, 2022 / Moderna, Inc., (NASDAQ:MRNA) a biotechnology company pioneering messenger RNA (mRNA) therapeutics and vaccines, today announced that James Mock has been appointed as Moderna’s Chief Financial Officer, beginning September 6, 2022. He will serve on Moderna’s Executive Committee and report to Chief Executive Officer Stéphane Bancel. Following the appointment of Mr. Mock, David Meline will retire as the Company’s CFO effective the same date but will remain as a consultant to the Company to assist with the transition.

“I am thrilled to welcome Jamey to Moderna’s Executive Committee as our Chief Financial Officer. Moderna is at an exciting stage with a growing mRNA platform, including four Phase 3 trials occurring this year and upcoming proof-of-concept data in rare diseases and immuno-oncology, significant commercial momentum and a strong financial position,” said Stéphane Bancel, Chief Executive Officer of Moderna. “Jamey’s experience in scaling global businesses will ensure we continue to be well positioned for the future. I look forward to working with Jamey and welcoming him to Moderna. At the same time, I remain very grateful for the many contributions and steady leadership that David has provided Moderna and wish him the best in his well-deserved retirement.”

Prior to joining the Company, Mr. Mock served as Senior Vice President and CFO of PerkinElmer, Inc., a life sciences, diagnostics and analytical solutions company, since May 2018. In his role at PerkinElmer, he had overall leadership responsibility for the strategy and operations of all Company finance functions. During that time, he was instrumental in transforming PerkinElmer into an organization with a strengthened financial profile for growth and profitability. Before that, Mr. Mock served for nearly 20 years in a wide range of financial oversight capacities within General Electric Company, both in the United States and overseas.

“I am thrilled to join the Moderna team as they continue their inspirational and ground-breaking work in bringing the promise of mRNA to the world,” said Mr. Mock. “This is a company with an exceptionally bright future and it is a privilege to be part of it.”

Mr. Mock holds a Bachelor of Arts in economics from St. Lawrence University.

About Moderna

In over 10 years since its inception, Moderna has transformed from a research-stage company advancing programs in the field of messenger RNA (mRNA), to an enterprise with a diverse clinical portfolio of vaccines and therapeutics across seven modalities, a broad intellectual property portfolio in areas including mRNA and lipid nanoparticle formulation, and an integrated manufacturing plant that allows for both clinical and commercial production at scale. Moderna maintains alliances with a broad range of domestic and overseas government and commercial collaborators. Most recently, Moderna’s capabilities have come together to allow the authorized use and approval of one of the earliest and most effective vaccines against the COVID-19 pandemic.

Moderna’s mRNA platform builds on continuous advances in basic and applied mRNA science, delivery technology and manufacturing, and has allowed the development of therapeutics and vaccines for infectious diseases, immuno-oncology, rare diseases, cardiovascular diseases, and autoimmune diseases. Moderna has been named a top biopharmaceutical employer by Science for the past seven years. To learn more, visit www.modernatx.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, as amended, including regarding the Company’s appointment of Mr. Mock as Chief Financial Officer and the scaling of Moderna’s business. The forward-looking statements in this press release are neither promises nor guarantees, and you should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties, and other factors, many of which are beyond Moderna’s control and which could cause actual results to differ materially from those expressed or implied by these forward-looking statements. These risks, uncertainties, and other factors include those other risks and uncertainties described under the heading “Risk Factors” in Moderna’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2022, each filed with the U.S. Securities and Exchange Commission (SEC), and in subsequent filings made by Moderna with the SEC, which are available on the SEC’s website at www.sec.gov. Except as required by law, Moderna disclaims any intention or responsibility for updating or revising any forward-looking statements contained in this press release in the event of new information, future developments or otherwise. These forward-looking statements are based on Moderna’s current expectations and speak only as of the date hereof.

Moderna Contacts

Media:

Chris Ridley

Vice President, Corporate Communications

617-800-3651

Chris.Ridley@modernatx.com

Investors:

Lavina Talukdar

Senior Vice President & Head of Investor Relations

617-209-5834

Lavina.Talukdar@modernatx.com

SOURCE: Moderna, Inc.